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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
H&E Equipment Services L.L.C.:

We consent to the use of our reports dated April 7, 2003 with respect to the consolidated balance sheets of H&E Equipment Services L.L.C. as of December 31, 2001 and 2002 and the related consolidated statements of operations, members' equity (deficit) and cash flows for the years then ended and the related consolidated financial statement schedule and to the use of our report dated April 17, 2002 with respect to the consolidated balance sheet of ICM Equipment Company L.L.C. as of December 31, 2001 and the related consolidated statements of operations, members' deficit and cash flows for the year then ended, all included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our reports on the consolidated financial statements and related financial statement schedule of H&E Equipment Services L.L.C. refer to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in the year ended December 31, 2002.

/s/ KPMG LLP

Salt Lake City, Utah
December 24, 2003

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INDEPENDENT AUDITORS' CONSENT